JONES LANG LASALLE STOCK OWNERSHIP PROGRAM (Effective January 1, 2007)

Jones Lang LaSalle sponsors a series of compensation and benefit programs that can help Directors manage risk and assist them in meeting their personal financial goals. In an effort to help increase awareness and understanding of these programs, the Company has created this summary of its Stock Ownership Program and encourages your questions and feedback.

PROGRAM OBJECTIVES
The Jones Lang LaSalle Incorporated (the “Company”) Stock Ownership Program (SOP) establishes desirable ownership guidelines for National, Regional and International Directors in order to:

•	Align a portion of the compensation of those employees who are most responsible for the results of the Company with the interests of shareholders.
•	Reward people who make long-term contributions to the Company and encourage retention through long-term wealth building incentives.
•	Reinforce the “one firm” mindset by encouraging employee ownership across business units and regions.

The following desirable minimum stock ownership guidelines have been established:

Table 1: Stock Ownership Guidelines
Director Level	Beneficial Ownership Guideline
International Director	Four times annual base salary
Regional Director	Three times annual base salary
National Director	Two times annual base salary

The Company evaluates Directors’ positions relative to these guidelines as of the first trading day in January preceding the date of the related bonus payment, using the annualized base salary on that day, the stock price on that day and the Director’s holdings of Company stock.

Directors may satisfy their ownership guideline through shares owned directly, shares owned by a spouse or a trust, the potential gain from outstanding stock options, and unvested or deferred restricted stock units. Although there is no specific period of time in which covered employees should achieve the ownership guidelines, Directors are expected to make continuous progress toward the target and to ideally maintain the applicable level once it has been achieved.

PARTICIPATION REQUIREMENTS

To help Directors reach these ownership objectives, National, Regional and International Directors are separately paid a portion of their Total Award as a discretionary Stock Bonus (rather than as a discretionary Cash Bonus), awarded in the form of restricted stock units (“SOP Shares”) under the Stock Award and Incentive Plan (the “Plan”). In addition, effective for the 2007 performance period (for bonuses to be paid in 2008) the firm increases the value of SOP Shares by 20% when granted. The number of SOP Shares to be granted as a Stock Bonus is based upon the following criteria and the schedule provided on the next page:

(a)   The employee’s Director level status as of January 1 for the year to which the bonus relates (or date of hire if hired during the year). Employees who may be promoted to National Director during the year do not participate in SOP for the remaining portion of the year they were promoted. Similarly, Regional Directors promoted to International Director continue to participate at the Regional Director level for the remaining portion of the year they were promoted and begin new participating at the International Director level for the following year.

(b)   The closing price per share of Company common stock as of the first trading day in January of the year following the year to which the Total Award relates. For example, the number of SOP Shares granted in January, 2007 as part of the 2006 Stock Bonus was determined based on the closing price of the Company’s common stock as of January 3, 2007, or $92.00, while discretionary Cash Bonuses for 2006 were paid in March, 2007 (at a time when the closing price per share was between $103 and $106). With the 20% “uplift” described above, the $92.00 closing price would have resulted in a share price of $76.67 when recalculating the number of shares granted in lieu of Cash Bonus.

(c)   The currency exchange rate in effect as of the last trading day in December of the year to which the bonus relates, as determined by the Company.

Table 2: Cash Bonus and Stock Bonus Levels
Director Level	Percentage of Total Award Paid as Cash Bonus	Percentage of Total Award Separately Paid as SOP Shares
International Director	80%	20%
Regional Director	85%	15%
National Director	90%	10%

For example, if a Regional Director received a Total Award of $50,000, the Director would receive a Cash Bonus of $42,500 (85% of $50,000) and a Stock Bonus of $7,500. The number of SOP Shares to be granted, assuming a closing price of $92.00 per share and an exchange rate of €1.00 to $1.25, is shown below in each of the two examples:

Example 1: Total Award paid in U.S. dollars:
SOP Shares	= Stock Bonus ($7,500) plus 20% firm contribution (uplift is $1,500)
= $ 9,000 divided by $92.00 (closing price)
= 98 shares

Example 2: Total Award paid in Euros:
SOP Shares	= Stock Bonus (€ 6,000) plus 20% firm contribution (€1,200)
= € 7,200 times 1.25 (exchange rate) divided by $92.00 (closing price)
= 98 shares

Minimum Participation Levels
Participation in SOP requires that the minimum value of Stock Bonus to be paid as SOP Shares be no less than US $2,000. For example, a National Director would need to be eligible to receive a US $20,000 Total Award to qualify for SOP Shares. For those that do not have Total Awards that meet the minimum Stock Bonus threshold, no SOP Shares are granted and the employee receives his/her Total Award paid in cash, with no 20% premium.

Maximum Participation Levels
The maximum amount of Stock Bonus to be paid as SOP Shares will be US $150,000. For example, an International Director receiving a Total Award greater than US $750,000 would have no more than US $150,000 paid as a Stock Bonus. Any Total Award not paid as SOP Shares under this provision would be paid as a Cash Bonus.

Voluntary Election to Not Participate
Employees may (but are not required to) opt out of receiving SOP Shares if they hold shares in the Company whose value exceeds the minimum stock ownership guidelines described in the first page of this booklet. If such an election is made, these individuals receive their Total Award in cash at the same time all other annual bonuses are paid, with no 20% premium.

Individuals must inform the Company of their election not to receive SOP Shares (or SOP Units) by no later than January 5 each year. This notification must be communicated in writing to the Regional HR Director and have supporting documentation showing that the minimum required level of individual stock ownership has been achieved. This election is not available in certain countries where the availability of the election would result in immediate taxation of SOP Shares.

Voluntary Election to Reduce SOP Shares
In order to balance the amount of stock and cash an employee may receive for their Total Award, Directors can voluntarily reduce, by five (5) percentage points, the amount of Total Award he or she would receive as SOP Shares. If this election results in a Stock Bonus of less than US$2,000, the Total Award is paid in cash. If no notice to reduce SOP is received within the required deadlines, the amount of SOP Shares to be awarded defaults to the standard SOP schedule shown in Table 2 above.

VESTING OF SOP SHARES

Any SOP Shares that a Director receives will be granted as of the immediately preceding January 1st and will vest according to the following schedule, subject to the Director continuing to be employed by the Company as of each Vesting Date, and the terms of the specific agreement which memorializes the terms of the award:

•	50% of SOP Shares vest on the 1st July that is 18 months after the grant date; and
•	50% of SOP Shares vest on the 1st July that is 30 months after the grant date.

For example, SOP Shares were granted on January 1, 2007 as part of the Total Award for 2006 that were paid on or about March of 2007. Half of those SOP Shares will vest on July 1, 2008 and the other half will vest on July 1, 2009.

DIVIDEND EQUIVALENTS; NO VOTING RIGHTS

In 2005 and 2006, employees who were granted SOP Shares received an additional benefit in the form of a semi-annual payment of a dividend equivalent. The Board of Directors may, in its discretion from time to time, continue to grant dividend equivalents to employees who were granted SOP Shares. Dividend equivalents are the rights to receive cash, common stock, or other property equal in value to the amount of dividends paid with respect to the Company’s common stock. SOP Shares do not otherwise have a legal right to receive dividends until vested. SOP Shares do not have voting rights until they have vested.

FORFEITURE

All SOP Shares are subject to the terms and conditions outlined in a grant agreement and to the terms and conditions contained in the Plan. By receiving and accepting a discretionary award of SOP Shares, all Directors accept all terms and conditions. For example, these conditions apply for terminated employees:

- Voluntary Resignation or Termination for Cause - results in the immediate forfeiture of SOP Shares that are not yet vested.

- Termination by Reason of Retirement - outstanding grants will continue to vest according to their standard vesting schedule and shares of stock shall be issued in accordance with the standard vesting schedule. For purposes of SOP Shares, Retirement means age 65 or where any combination of age and years of service equals 65, as long as the employee is at least 55 years old. If a specific local legal requirement requires this employee stock program to comply with a different definition, the local laws would prevail. In either case, the retired employee will be required to sign a non-solicitation and non-compete agreement at the time of retirement;

- Termination by Reason of Death, Total and Permanent Disability, - the grant will continue to vest according to the standard vesting schedule;

- SOP Shares will not be forfeited, and will continue to vest on their original schedules in the event an employee is involuntarily terminated due to a position elimination.

TAX CONSIDERATIONS

All Cash Bonuses are subject to normal taxes and social charges, as required by local tax laws. The tax consequences associated with the grant and payment of a Stock Bonus as SOP Shares, as well as any anticipated dividend equivalent payments and eventual sale of stock, are always subject to individual income tax circumstances at the time of grant, vesting and sale. In general, the Company anticipates that there will be no income tax obligations for an employee at the time SOP Shares are granted. Subject to the tax laws in the countries that apply to different employees, the vesting of SOP Shares will create a tax reporting event based on the fair market value of the shares at that time. Individuals should seek advice of their personal tax advisor to obtain specific information concerning the tax consequences associated with participation in SOP.

HISTORIC PERFORMANCE

SOP Shares have provided a consistent means of acquiring stock ownership in the Company, as well as the potential for increased financial returns for those who have participated in the program since its inception. The schedule below represents the percentage increase in value of each dollar contributed to the SOP and the market value of Jones Lang LaSalle common stock on March 31, 2007. Please keep in mind that past performance is not an indicator, guarantee or assurance of future performance.

Table 3: Historic Value of SOP Shares
Bonus	Share Price on Grant Date	Adjusted Share Price (1)	Current Value (2)	Potential Return

2000 Bonus	$13.50	$10.80	$104.28	865.6%

2001 Bonus	$17.80	$14.24	$104.28	632.3%

2002 Bonus	$15.89	$12.71	$104.28	720.3%

2003 Bonus	$20.89	$16.71	$104.28	524.0%

2004 Bonus	$37.35	$29.88	$104.28	249.0%

2005 Bonus	$52.75	$42.20	$104.28	147.1%

2006 Bonus	$92.00	$73.60	$104.28	41.7%

Note (1) Includes the impact of the previous 25% Firm uplift, now 20%.
Note (2) Current value based on closing price as of 3/31/07.

RIGHTS AS A STOCKHOLDER

The holder of an award will have no rights as a shareholder with respect to any shares covered by the award except as expressly contained or provided for in the award agreement or the Plan until the vesting of the award.

Disclaimer
This summary of our Stock Ownership Program is subject to the terms and conditions of the Plan and each underlying grant agreement issued thereunder. In the event of a conflict, the terms of the Plan or the underlying grant agreement shall prevail. Any terms not otherwise defined in this summary shall have the meaning provided for in the Plan or the grant agreement issued thereunder.